UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 9, 2005
(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054

(Commission File Number)	(IRS Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington	98188

(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events

Pilot Arbitration Decision

On April 30, 2005, Alaska received a decision from an arbitrator regarding changes to its pilot pay rates and work rules that completed a process which began 22 months ago.

In May and June of 2003, Alaska met with its union leaders to discuss the need to make cost adjustments in every area of the company in order to be competitive in a changing airline industry. A cost reduction target of $307 million was established, which was based on the company’s size at that time. Of that overall target, $112 million, or 36%, was identified for wage and benefit reductions and, of that amount, $82 million was sought from pilots. The original $82 million was based on the company’s assessment of the market at that time — $71 million for wages ($54 million for wage rates and $17 million for work rules/productivity) and $11 million for fringe benefits. Since that target was established, Alaska’s pilot costs have increased due to an across-the-board wage increase of 4% (or approximately $8 million) and the growth of the company, and the market has continued to decline.

Alaska and its pilot union initiated mid-term negotiations in October 2003. Failing to reach agreement, the company and the union then began normal Section 6 negotiations in April 2004. The existing agreement provided that if a new agreement was not reached by December 15, 2004, wages plus 10 other issues would be submitted to an arbitrator for binding interest arbitration. On April 30, 2005, the arbitrator made his decision, the majority of which was effective May 1.

The company estimates the savings from the decision are approximately $80 — $90 million per year. Of that amount, approximately $60 million is due to lower wage rates, approximately $10 million is due to improved work rules; and approximately $4 million is due to changes in medical benefits and lower payroll taxes. Additionally, the lower wage rates will reduce pension costs by $5.5 — $14.0 million per year, depending on the measure used.

On an annual basis these changes amount to approximately .35 to .40 cents per available seat mile. The majority of the changes will be realized immediately; however, the company does not expect to fully realize work rule changes until it grows.

The company also sought changes to the structure of its defined benefit retirement plan and certain work rules, neither of which were achieved.

In the aggregate, we believe the cost savings from the arbitrator’s decision are generally in line with the company’s cost savings objective.

Ramp Negotiation Update

On May 6, 2005, Alaska was notified by the International Association of Machinists that its members had voted against the Company’s latest contract offer.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.

Registrant

Date: May 9, 2005

/s/ Brandon S. Pedersen

Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden

Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer

3